UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 5, 2023

ASHFORD INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36400	84-2331507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)
14185 Dallas Parkway
Suite 1200
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AINC	NYSE American LLC
Preferred Stock Purchase Rights		NYSE American LLC

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On December 5, 2023, Mark Nunneley, Chief Accounting Officer of Ashford Inc. (the “Company”), announced to the Board of Directors (the “Board”) of the Company his intention to voluntarily step down from his role as the Chief Accounting Officer and all other positions he holds with the Company and its subsidiaries, affiliated entities, and entities that it advises to become Senior Managing Director of the Company on a full-time basis, in which role he will provide strategic advice to the Company and be responsible for special projects as requested by the Company. Mr. Nunneley’s transition will be effective December 31, 2023 (the “Effective Date”).

Mr. Nunneley and the Company have entered into a Letter Agreement (the “Letter Agreement”) describing the terms of Mr. Nunneley’s new role. Pursuant to the Letter Agreement, which has no specified term, the existing Amended and Restated Employment Agreement dated September 13, 2017 between Mr. Nunneley and Ashford Hospitality Advisors, LLC (the “Employment Agreement”) generally will terminate on the Effective Date.

During the term of the Letter Agreement, Mr. Nunneley will act as a strategic advisor to the Company, Monty Bennett and the Board, and Mr. Nunneley generally will continue to be eligible for incentive compensation in respect of 2023 in accordance with the existing terms of the Employment Agreement as though it were not being terminated. Additionally, pursuant to the Letter Agreement:

•Mr. Nunneley will receive an annualized base salary of $400,000.00, less legally required and authorized deductions and withholdings;
•certain provisions of the Employment Agreement, such as its confidentiality, indemnification, cooperation, non-competition and non-solicitation provisions, shall survive and continue to apply in accordance with their terms; and
•subject to execution of a release of claims, the Company shall make a special payment to Mr. Nunneley upon the termination of his employment for any reason equal to the sum of (i) his annual base salary for 2023, and (ii) the average of the annual incentive bonuses he received (or will receive) in respect of 2021, 2022 and 2023, less legally required and authorized deductions and withholdings, to be paid in twelve (12) substantially equal monthly installments.

    Mr. Nunneley will not be otherwise eligible to participate in any bonus, equity, or other incentive compensation program after the Effective Date, though his existing incentive awards that continue past the Effective Date will continue to apply in accordance with their existing terms.

    The foregoing description of the Letter Agreement is qualified in its entirety by the complete text of the Letter Agreement, which is attached hereto as Exhibit 99.1.

On December 7, 2023, Justin Coe, the Company’s current Senior Vice President of Accounting, was appointed to fill the role of Chief Accounting Officer at the Company, effective January 1, 2024.

Mr. Coe, age 40, has served as the Company’s Senior Vice President of Accounting since July 2015. As Senior Vice President of Accounting, Mr. Coe was responsible for overseeing most of the accounting functions for the Company and each of its advised platforms, including Ashford Hospitality Trust, Inc and Braemar Hotels & Resorts Inc. Such functions include tax, financial reporting, corporate controller, portfolio accounting, internal audit, information systems, acquisitions and special projects. Prior to joining the Company, Mr. Coe was a Senior Manager at Ernst & Young LLP and served since 2006 in various Assurance and Advisory roles for public and private companies in the airline, real estate, medical device and other industries domestically and internationally. Mr. Coe holds Bachelor of Business Administration and Master of Accountancy degrees from Texas State University – San Marcos and is a licensed certified public accountant (CPA) in the state of Texas.

There is no arrangement or understanding between Mr. Coe and any other persons in connection with Mr. Coe’s appointment as Chief Accounting Officer, and Mr. Coe has no family relationship with any director or executive officer of the Company. Mr. Coe has no direct or indirect material interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

Exhibit Number	Description

99.1	Letter Agreement, by and between Mark Nunneley and Ashford Inc., dated December 7, 2023
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 7, 2023

ASHFORD INC.

By:	/s/ ALEX ROSE
Alex Rose
Executive Vice President, General Counsel & Secretary

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